October 18, 2016

Board of Directors
c/o Mr. David J. Butters, Chairman
Gulfmark Offshore, Inc.
842 West Sam Houston Parkway North
Suite 400
Houston, TX 77024

Dear Sirs:
We write this letter to you and our co-stakeholders as a significant bondholder and also one with the perspective of being in the same business as Gulfmark Offshore, Inc. (“Gulfmark”) for 27 years. SEACOR Holdings Inc. (“SEACOR” or “we”) currently owns approximately $54.0 million of Gulfmark’s 6 3/8% Senior Notes due 2022 (“the Notes”).
We believe that Gulfmark is at a crossroads:

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It can restructure its debt and continue operating independently, incurring costs of a public company and overhead for a small fleet with limited employment. This will most certainly deplete value to the detriment of shareholders and creditors (collectively, “Stakeholders”); or

•	It can choose to restructure its debt and combine with a financially stronger participant in its industry, thereby benefitting from cost synergies and positioning for future growth

As we all know, all companies operating offshore vessels in all markets are facing tremendous pressure from low and sporadic utilization, and are working for dayrates which barely cover variable running costs. The obvious savings have been recognized (e.g., lay-up of vessels, personnel salary reductions and lay-offs, supplier reductions, etc). Nobody knows how long the current low level of demand for support vessel services will continue. This uncertainty, coupled with your balance sheet, puts the issue of Gulfmark’s survival front and center. As Noteholders, we believe restructuring to create a manageable level of debt is priority number one. Consolidation to generate cost synergies and operating efficiencies of scale enhances the potential benefit when a recovery materializes.
The company’s recent public filings show that it appears to face a liquidity shortfall. The last several quarters have eked out compliance with bank covenants by drawing on the bank line to repurchase public debt. Very little cash has been generated from operations. It appears to be only a matter of time before Gulfmark will be in covenant default. Any decision by Gulfmark to issue additional high cost debt would be destructive to value for Noteholders and Shareholders. Based on reported transactions and broker appraisals, Gulfmark’s debt materially exceeds the value of its assets. Continuing to incur SG&A and interest expense exacerbates risk rather than protecting Stakeholders in a protracted downturn.

We urge Gulfmark’s board to consider a prepackaged reorganization and a combination with SEACOR Marine Holdings, Inc. (“SMH”), our wholly owned offshore marine subsidiary. The plan would have the following elements:

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All holders of Notes would receive, in the aggregate, (i) new notes of a subsidiary of SMH due 2024 (“New Notes”) in the principal amount of $215.0 million, and (ii) $30.0 million in value of SEACOR Holdings (N:CKH) stock (prorata, excluding SEACOR). The notes would bear cash interest at 6.375% per annum and would be non-recourse to SMH and secured by Gulfmark’s assets consistent with any liens under current bank facilities. SMH would guarantee the first two years of interest payments (approx. $27.4 million)

•	We assume the Company’s current bank facilities ($100 million multicurrency facility and 600 million NOK Norwegian facility) will remain outstanding through maturity

•	Additionally, the Company’s stockholders would receive warrants to purchase SEACOR stock

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Execution of a definitive transaction agreement would be conditioned upon (i) SEACOR Board of Director approval, (ii) the negotiation and execution of definitive transaction documentation acceptable to us, and (iii) approval of the Company’s banks, where necessary.

Our foregoing indicative, non-binding proposal (the “Proposal”) would give Stakeholders an opportunity to participate in a larger, more diverse offshore marine business. As publicly disclosed, we contemplate spinning off SMH. Recipients of equity and warrants in SEACOR Holdings would receive, based on such a spin, two securities: one an offshore marine pure play and the other a holding company of a group of businesses including an inland barge and logistics business, shipping services, and industrial alcohol manufacturing.
The operations of SMH and Gulfmark have significant overlap making the realization of synergies (we estimate approx. $25 million per annum) readily achievable. We believe now, more than ever, that we are entering a period of the offshore marine business cycle when size, global diversity, and financial strength and liquidity, are the key to surviving to capitalize on an upturn.
We look forward to discussing our Proposal and explaining in more detail the benefits of a combination between SMH and Gulfmark. We believe our Proposal represents fair value for the Notes and provides substantial upside in the combined entity. SEACOR is a committed bondholder and our Proposal demonstrates our confidence and belief in the long-term viability of the combined entity.
We trust that Gulfmark’s board, in executing its fiduciary duties, will give this Proposal serious consideration.

Sincerely Yours,
/s/ Charles Fabrikant
SEACOR Holdings Inc.
By: Charles Fabrikant
Title: Chairman of the Board of Directors and Chief Executive Officer

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